Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

DALLAS, Texas, December 18, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.050879 per unit, payable on January 16, 2018, to unit holders of record on December 29, 2017.

This month’s distribution decreased from the previous month due to a slight decrease of oil production that was offset by a slight increase in oil pricing, and conversely, by a slight increase in gas production that was offset by a slight decrease in gas pricing for the Waddell Ranch underlying properties. The Texas Royalty Properties had a slight decrease in oil and gas production offset by an increase in the pricing of both oil and gas production.

Capital expenditures on the Waddell Ranch are relatively flat with previous months, with it being mostly facility projects for the remainder of the year. However, most of the additional CAPEX and LOE being incurred bringing the Tubb McKnight Water Station back on line as of the end of July has been accounted for and reflected.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 57,410 barrels of oil and 330,294 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 21,777 barrels of oil and 127,175 Mcf of gas. The average price for oil was $47.88 per bbl and for gas was $3.12 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,779,142. Deducted from these would be the Lease Operating Expense (LOE) of $1,384,859, taxes of $249,369, and Capital Expenditures (CAPEX) of $304,047 totaling $1,938,275 resulting in a Net Profit of $1,840,867 for the month of November. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,380,650 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	57,410	330,294	21,777	127,175	*	$47.88	$3.12	**
Texas Royalties	22,646	27,750	21,514	26,363	*	$47.93	$5.83	**

Prior Month
Waddell Ranch	58,251	318,034	22,493	124,765	*	$47.13	$3.29	**
Texas Royalties	23,408	28,279	22,237	26,865	*	$46.28	$5.72	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,646 barrels of oil and 27,750 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,514 barrels of oil and 26,363 Mcf of gas. The average price for oil was $47.93 per bbl and for gas was $5.83 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,247,267. Deducted from these would be taxes of $167,505 resulting in a Net Profit of $1,079,762 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,025,773 to this month’s distribution.

General and Administrative Expenses deducted for the month were $36,345 resulting in a distribution of $2,371,419 to 46,608,796 units outstanding, or $0.050879 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2017 tax information packets are expected to begin mailing directly to unitholders in early March 2018. A copy of Permian’s 2017 tax information booklet is expected to be posted on Permian’s website by March 1, 2018. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2017 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact: Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839